Exhibit 99.1

News

For Immediate Release

July 28, 2016

Neos Therapeutics Announces Successful Completion of Bioequivalence Bridging Study for Cotempla XR-ODT™ (Methylphenidate Extended-Release Orally Disintegrating Tablet)

Dallas/Fort Worth, Texas, July 28, 2016 — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing and commercializing innovative extended-release (XR) products for the treatment of attention-deficit/hyperactivity disorder (ADHD), today announced the successful completion of a bioequivalence bridging study for its late stage product candidate, Cotempla XR-ODT (methylphenidate extended-release orally disintegrating tablet).

Cotempla XR-ODT met all of the primary and secondary endpoints, including partial AUCs, for establishing bioequivalence under fasting conditions. A Complete Response Letter for Cotempla XR-ODT was issued by the U.S. Food and Drug Administration (FDA) on November 6, 2015, requiring the Company to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed commercial scale drug product, including an assessment of food effect, and to provide validation and three months of stability data.

“We are delighted with the results of our bioequivalence study and look forward to re-submitting our New Drug Application to the FDA for Cotempla XR-ODT by the end of this year and the anticipated marketing approval in time for the 2017 back-to-school season,” said Vipin K. Garg, PhD, President and CEO of Neos Therapeutics.

About ADHD

According to the Centers for Disease Control and Prevention, ADHD is one of the most common childhood disorders and can continue through adolescence and adulthood(1). In fact, ADHD is estimated to affect 5 percent of children and 2.5 percent of adults in the U.S(2). Symptoms include inattentiveness, hyperactivity and impulsiveness(2). These patterns of behavior are seen in many settings (school, home, work) and can impact performance and relationships.

Stimulant medications such as amphetamine and methylphenidate are the standard of care for treating ADHD, and extended-release (XR) formulations of these medications allow for once-daily dosing(3). Most of the existing treatment formulations are tablets or capsules, which need to be swallowed intact or in some cases sprinkled on certain foods or fluids and ingested immediately. Orally disintegrating tablets differ from traditional tablets and capsules in that they are designed to disintegrate in the mouth, rather than being swallowed whole.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms.

(1) Centers for Disease Control. Attention-Deficit/Hyperactivity Disorder (ADHD). http://www.cdc.gov/ncbddd/adhd/facts.html Accessed July 27, 2016.

(2) American Psychiatric Association. (2013) Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition, Arlington, VA.

(3) Chew RH, Hales RE, Yudofsky SC: What Your Patients Need to Know About Psychiatric Medications, Second Edition. Washington, DC, American Psychiatric Publishing, 2009

(4) Tussionex® is a registered trademark of the UCB Group of Companies

Adzenys XR-ODT™ is the first and only commercially available amphetamine extended-release orally disintegrating tablet for the treatment of ADHD. Neos has two other branded product candidates in development, an XR-ODT of methylphenidate and a liquid suspension of amphetamine for the treatment of ADHD. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®(4), an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the clinical development, regulatory approval and the therapeutic potential of Cotempla XR-ODT and other products and product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODT product candidate, the receipt of regulatory approval for our product candidates and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

CONTACTS:

Richard I. Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey

Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com